                                                                  EXHIBIT 10.16

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of October 28, 1996, between Graphix Zone, Inc., a Delaware corporation (the "Company"), and Charles R. Cortright, Jr. ("Employee").

                                    RECITALS

        WHEREAS, Employee and the Company had previously entered in an Employment Agreement dated April 18, 1996 (the "Old Agreement"), whereby Employee was employed as President of the Company; and

        WHEREAS, Employee, with the consent of the Board of Directors of the Company, has resigned as President of the Company; and

        WHEREAS, the parties desire that Employee remain with the Company to assist management in various ways.

        NOW, THEREFORE, in consideration of the foregoing premises, the following mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto agree, intending to be legally bound, that this Amended and Restated Employment Agreement shall supersede and replace the Old Agreement in its entirety, and shall henceforth read as follows:

                                   AGREEMENT

        1.      SERVICES.

                (a) The Company hereby employs Employee as an assistant to management of the Company and Employee hereby accepts such employment on the terms and conditions set forth herein. In this regard, Employee shall perform and discharge well and faithfully the duties and responsibilities that shall be assigned to him from time to time by the Company in connection with the conduct of its business, including special projects which may be mutually agreed upon from time-to-time, consistent with the duties customarily performed by an employee of similar stature, and shall devote approximately one-half (1/2) of normal working hours to such duties and responsibilities.

                (b) Employee is not and shall not be engaged directly or indirectly in any other business activity, or previously have contracted to perform such activity at a future date which would prevent the performance of the obligations hereunder or involve activities which would result in a breach of any provision of this Agreement.

        2.      TERM.

                (a) The term of this Agreement shall begin on the date hereof and shall cease and terminate upon the earliest of (i) the close of business on April 30, 1997; (ii) the death of Employee; (iii) termination by the Company for "cause" (as defined in Section 2(b)) or otherwise; or (iv) termination by mutual agreement between the parties.

                (b) As used in this Section 2, "cause" shall mean and be limited to one or more of the following occurrences with respect to Employee:

                        (i) the willful and continued failure by Employee to
                substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for a substantial performance is delivered to Employee by the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes that Employee has not substantially performed his duties; or

                        (ii) gross negligence or willful misconduct of Employee
                in the performance of his duties.

                (c) The term of this Agreement shall automatically be extended for successive six (6) month terms unless either party gives written notice to the other at least thirty (30) days prior to the end of the term (or any extended term) that such party desires to terminate this Agreement at the end of the term (or any extended term).

        3.      COMPENSATION.

                (a) The Company shall pay to Employee a base salary of Thirty Thousand Dollars ($30,000) per 6 month period, payable in semi-monthly installments.

                (b) Employee shall receive additional compensation from time-to-time at the discretion of the Company's Board of Directors.

                (c) If Employee's employment pursuant to this Agreement is terminated by the Company other than for "cause" (as defined in Section 2 hereof), the Company shall continue to pay Employee his base salary until the end of the term (or any extended term), plus any amounts accrued through the end of the term (or any extended term) as additional compensation referred to in clause (b) above.

                (d) During the term of his employment, Employee shall be entitled to participate in employee benefit plans or programs of the Company, if any, to the extent his position, tenure, salary, age, health and other qualifications makes him eligible to participate, subject to the rules and regulations applicable thereto; provided, however, that Employee shall be entitled to participate in the Company's health insurance program to the same extent as a full-time employee for the remainder of his life, and the Company shall pay all premiums with respect thereto.

                (e) Employee shall not be entitled to paid vacation, per se; however, because Employee will essentially be a "half-time" employee, he shall not be required to follow any particular schedule and work a particular number of hours, other than that, during the term of this Agreement, he shall devote a number of hours to the Company's business which shall be approximately equal to one-half (1/2) of the hours a regular, full-time employee would devote during a time period equal to the term.

        4. EXPENSES. The Company will reimburse Employee for direct out-or-pocket expenses properly incurred by him in his performance of this Agreement and provided that a written accounting is made to the Company by Employee, and as approved in advance by the Company's President.

        5.      CONFIDENTIALITY.

                (a) Employee acknowledges that as a consequence of his relationship with the Company, he has been and will continue to be given access to confidential information which may include the following types of information: financial statements and related financial information with respect to the Company, trade secrets, computer programs, certain methods of operation, procedures, improvements, systems, customer lists, supplier lists and specifications and other private and confidential materials concerning the Company's business (collectively, "Confidential Information"). Employee agrees that he shall maintain any Confidential Information in strictest confidence and shall not disclose any Confidential Information to third parties during the term of this Agreement and after the termination hereof, however such termination shall occur, unless previously approved by the Board of Directors of the Company in writing.

                (b) Notwithstanding the foregoing, nothing herein shall be construed as prohibiting Employee from disclosing any Confidential Information
(i) which, at the time of disclosure, Employee can demonstrate either was in the public domain and generally available to the public by publication or otherwise through no act of Employee; (ii) which Employee can show was received by him after the termination of this Agreement from a third party who did not acquire it directly or indirectly from the Company under an obligation of confidence; (iii) to the extent that Employee can reasonably demonstrate such disclosure is required by law or in any legal proceeding, governmental investigation, or other similar proceeding.

        6. PREVIOUS EMPLOYMENT. Employee hereby represents that Employee's execution of this Agreement, employment with the Company and performance of Employee's proposed duties to the Company in the development of its business will not violate any obligations Employee may have to any former employer, including, but not limited to, any obligations to keep confidential any proprietary or confidential information of any such employer. Employee has not entered into, and Employee will not enter into, any agreement which conflicts with or would, if performed by Employee, cause Employee to breach this Agreement. Employee hereby represents, warrants and covenants to the Company, that in the course of performing Employee's duties to the Company, Employee will not utilize any proprietary or confidential information of any former employer.

        7. NO WAIVER; AMENDMENTS, ETC. The failure of any party to insist upon the strict performance of any of the terms, conditions or provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No interpretation, amendment, changes, or other modifications or waivers of any of the provisions of this Agreement shall be binding upon the Company or Employee unless in writing and signed by the person to be bound.

        8. RIGHTS, OBLIGATIONS AND ASSIGNMENT. the rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, its successors and assigns. The duties of Employee to any such successor entity shall not be greater than the duties performed for the Company prior to such succession. Employee is prohibited from making any assignment of this Agreement.

        9. ENTIRE AGREEMENT. This Agreement embodies the entire understanding between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

        10. SEVERABILITY. If any of the provisions of this Agreement shall for any reason be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement, but shall be confined in its operations to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered.

        11. NOTICES. Notices, other communications or deliveries required or permitted under this Agreement shall be in writing directed as follows:

                    If to the Company, at:   Graphix Zone, Inc.
                                             42 Corporate Park, Suite 200
                                             Irvine, California 92606
                                             Attn: Chairman of the Board


                    If to Employee, at:      Mr. Charles R. Cortright, Jr.
                                             23 San Mateo Way
                                             Corona del Mar, California 92625

                The parties may designate by notice to each other any new address for the purpose of this Agreement. Unless otherwise specified in this Agreement, all notices shall be effective when mailed postage prepaid by registered or certified mail, return receipt requested.

        12. APPLICABLE LAW. This Agreement shall be interpreted, enforced and construed in accordance with the laws of the State of California.


        13. HEADINGS. The captions and headings contained in this Agreement are for reference purposes only and shall not affect the interpretation or meaning of this Agreement.

        14. ATTORNEYS' FEES. In any dispute related to this Agreement, the prevailing party shall, in addition to all damages, be entitled to recover reasonable attorneys' fees and costs.

        IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement as of the date and year first above written.



                                    COMPANY:

                                    GRAPHIX ZONE, INC.



                                    By:    /s/ R. S. POSNER
                                       -------------------------------
                                           Ronald S. Posner,
                                           Chairman of the Board



                                    COMPANY:



                                    By: /s/ CHARLES R. CORTRIGHT, JR.
                                       -------------------------------
                                           Charles R. Cortright, Jr.